Exhibit 5.1

8750 West Bryn Mawr Avenue, Suite 1300

Chicago, Illinois 60631

August 30, 2018

First Midwest Bancorp, Inc.
8750 West Bryn Mawr Avenue, Suite 1300
Chicago, Illinois 60631

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is being rendered in my capacity as Executive Vice President, General Counsel and Corporate Secretary of First Midwest Bancorp, Inc. (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 4,691,562 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan (the “Plan”).

In connection with this opinion, I have examined originals, or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated By-Laws of the Company, the Plan and such other corporate records, resolutions, documents and other matters as I have deemed necessary to examine for purposes of this opinion.  I have assumed the authenticity, accuracy and completeness of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as copies, the genuineness of all signatures and the legal capacity of natural persons.  I also have assumed that the Shares will remain reserved for issuance under the Plan until actually issued thereunder.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is my opinion that the Shares, when issued by the Company in accordance with the Plan and for legal consideration in the circumstances contemplated by the Plan, and upon the Registration Statement having become effective under the Securities Act, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based on the facts in existence on the date hereof and is limited to the General Corporation Law of the State of Delaware currently in effect, and I express no opinion as to the laws of any other state or jurisdiction, including, but not limited to, any federal law.  I assume no obligation to revise or supplement this opinion in the event of any changes to such laws or the interpretation thereof.  The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

I hereby consent to the use of this opinion only for filing with the Registration Statement as Exhibit 5.1 and to the making of the statements with respect to me in such Registration Statement.  In giving my consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Nicholas J. Chulos
Nicholas J. Chulos
Executive Vice President, General Counsel and Corporate Secretary